Coty Delivers Very Strong Start to FY24 with Growth Ahead of Beauty Market

Q1 Sales Growth Accelerates Exceeding Expectations Again
Continued Strength in Both Prestige and Consumer Beauty
Increasing FY24 Revenue and Profit Guidance
Fully on Track to Reach Leverage of ~3x Exiting CY23 and ~2.5x Exiting CY24

NEW YORK - November 7, 2023-- Coty Inc. (NYSE: COTY) ("Coty" or "the Company") today announced its results for the first quarter of fiscal year 2024, ended September 30, 2023. The Company continued to deliver strong financial momentum, with growth once again ahead of the beauty market, while consistently executing across its strategic growth pillars. This marks the 13th consecutive quarter of operational results inline to ahead of expectations.

Coty's strong Q1 sales growth of 18%, as reported and LFL, came in well ahead of expectations and recently raised guidance of +10-12% for the first half of FY24. The Company once again delivered a balanced growth equation, with low-single-digit percentage volume growth, estimated high-single-digit percentage pricing contribution, and high-single-digit percentage benefit from mix and other.

Prestige revenues grew at a very strong rate in Q1, accelerating to 23% growth as reported and 22% growth LFL. The momentum in prestige fragrance demand evidenced in recent years continued in Q1, with the prestige fragrance category continuing to grow at over 10%. Against this backdrop, Coty's prestige fragrance sales grew approximately 25% LFL, driven by momentum in its core fragrance lines, outstanding results for Coty's recent innovations and improved service levels. In particular, the recently launched Burberry Goddess Eau de Parfum has been the #1 female fragrance launch in key markets, while simultaneously elevating the sales of other Burberry fragrance icons including Hero and Her. The strengthening of Coty’s fragrance icons was evidenced by three franchises – Burberry Goddess, Gucci Flora, and Burberry Her – reaching the Top 10 female fragrances in the U.S. for the first time in the company’s history. Coty continued to advance its skincare strategy, with key brands philosophy and Lancaster both growing revenues at a double-digit percentage pace LFL in both Q1 and the last 6 months.

Coty's Consumer Beauty Q1 revenues grew by 10% as reported and LFL, growing inline with the global mass beauty market, where demand remains resilient. During the quarter, the Company saw strength in its color cosmetics, mass fragrances, and mass skin & bodycare sales. The Consumer Beauty business saw particular momentum in e-commerce, with over 25% LFL sales growth, delivering share gains in the channel. As part of the Company's strategy to accelerate its influencer and social media strategy, Coty reached key milestones in its core U.K. market, with two of its cosmetics brands - Rimmel and Max Factor - ranking within the Top 10 brands in terms of Earned Media Value and Visibility, Impact and Trust.

Geographically, all regions generated double-digit percentage revenue growth. EMEA sales expanded 20% as reported and 18% LFL in Q1, driven by double-digit percentage growth across most markets and Travel Retail. Americas sales rose 17% as reported and LFL, driven by strong momentum in all markets and Travel Retail. Asia Pacific sales grew 16% as reported and 19% LFL in Q1, with strength in broader Asia and Travel Retail. In China, sell-out growth in Coty's Prestige business was well ahead of the market, growing by double digits percentage in mainland China and triple digits percentage in Hainan.

The strong Q1 sales momentum translated into significant profit expansion. While gross margins declined as anticipated, on the back of elevated inflation and normalization in fragrance giftsets as part of the mix, Coty's Q1 reported operating income of $197.5 million grew 15% YoY, adjusted operating income of $302.2 million grew 21% YoY, and adjusted EBITDA of $360.3 million grew 17%, aided by strong operating leverage.
During Q1, Coty's free cash flow totaled $124.0 million, reflecting a strong $35.8M improvement versus the prior year. This drove Financial Net Debt to $3.9 billion and the financial leverage ratio to approximately 3.8x exiting Q1, which does not factor in the secondary share issuance proceeds received in early Q2. The value of Coty's retained 25.9% Wella stake was stable at $1.06 billion at quarter-end, supporting Coty's Economic Net Debt at approximately $2.9 billion.

Coty also continued to progress on its ESG agenda, with 3 of its global manufacturing plants now carbon neutral. The Company will provide additional details on its progress and ambitions in its upcoming 2023 Sustainability report.

Commenting on the operating results, Sue Nabi, Coty's CEO, said:

"We are proud of our great Q1 results, with sales growth once again amongst the best in our peer set and ahead of the beauty market. Coty continues to deliver on our balanced growth agenda, with strong LFL growth across both divisions and all regions, with growth contribution from volumes and premiumized mix, complemented by targeted pricing, and from our key categories including fragrances, cosmetics, and skincare.

While the external environment remains complex and consumers are being considered in their spending, the beauty category remains advantaged, at the nexus of affordable luxury, self-care, and confidence boosting. We remain well positioned to benefit from this strong beauty performance, while capitalizing on the multiple white space opportunities in our portfolio, including female fragrances, ultra premium fragrances, skincare, China and Travel Retail. These opportunities and our strong Q1 delivery enable us to raise our FY24 guidance for the second time this fiscal year.

The exceptional performance of our recent fragrance launches, and in particular Burberry Goddess which has become the #1 female fragrance launch in key markets, reaffirms Coty's position as a leading fragrance expert with best in class end-to-end capabilities, from developing a winning scent which resonates with consumers across all regions to activating distinctive marketing campaigns, and launching disruptive in-store and online activations.

Even as we invest to fuel our near and medium term growth ambitions, we continue to deliver robust profit growth, cash generation, and deleveraging. Our strong and consistent execution on our strategy and financial framework paved the way for the next major Coty milestone, as we successfully listed our shares and issued equity on the Euronext Paris Exchange, in a substantially oversubscribed transaction. At the same time, we intend to minimize the dilution to less than 1% exiting FY24 by executing the first phase of our equity swap for 27 million shares by the end of Q3. We anticipate further share count reduction in the coming years, by executing the second phase of our equity swap for 23 million shares in FY25 as we continue to target reducing our diluted share count toward 800 million by FY26.

In short, on the eve of our 120th anniversary, Coty has returned to our Parisian roots, now providing both U.S. and European investors with the perfect opportunity to join our accelerating growth trajectory and success."

*Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.

Highlights

•1Q24 net revenues increased 18% as reported and LFL, fueled by double-digit percentage LFL growth in both Prestige and Consumer Beauty.
•1Q24 reported operating income grew 15% to $197.5 million.
•1Q24 adjusted operating income increased 21% to $302.2 million, with an adjusted operating margin of 18.4% reflecting 40 basis points of margin expansion.
•1Q24 adjusted EBITDA grew 17% to $360.3 million, with the adjusted EBITDA margin of 22.0%.
•1Q24 reported EPS was $0.00.
•1Q24 adjusted EPS totaled $0.09, which includes a negative non-operating EPS impact of $0.06 from the mark-to-market on the equity swap due to the stock price decline in the first quarter, as well as a discrete one-time non-cash tax impact of $0.03 from a change in the Swiss statutory rate.
•Savings totaled approximately $35 million in Q1. Coty continues to target savings of over $100 million in FY24 and $75 million in FY25.
•1Q24 free cash flow totaled as $124.0 million, up 41% YoY.
•Financial Net Debt was $3.9 billion and Economic Net Debt totaled $2.9 billion at quarter end, resulting in financial leverage of approximately 3.8x.

Outlook

Several months into FY24, the beauty market remains a strong and outperforming category, with ongoing premiumization trends. Coty continues to benefit from this attractive market dynamic, with momentum across its core categories, strong launch results, and early wins in key white spaces. Against this favorable backdrop and given Coty's strong Q1 delivery, the Company now expects FY24 LFL revenue growth of +9-11%, ahead of its recently raised guidance of +8-10%. For the first half FY24, Coty now expects LFL revenue growth of +11-13%, an increase from its previous outlook of +10-12%. Reported FY24 revenues are expected to include neutral to 2% benefit from FX, primarily in first half of FY24, and a 1-2% scope headwind from the divestiture of the Lacoste license, concentrated in the second half of FY24.

Coty is targeting FY24 adjusted EBITDA margin expansion of 10-30 bps on the stronger revenue outlook, with similar performance in 1H24 and 2H24. As a result, Coty now sees FY24 adjusted EBITDA of $1,080-1,090M based on current FX rates, above its recently raised EBITDA outlook of $1,075-1,085M. Within this outlook, Coty expects steady improvement in the YoY gross margin trajectory, driving modest FY24 gross margin expansion YoY, with strong expansion in 2H24. Coty continues to target FY24 adjusted EPS, excluding the equity swap, of $0.44-0.47, implying strong +16-25% YoY growth, with the incrementally higher profit outlook balanced by the discrete one-time negative tax impact. As part of Coty's target to manage its diluted share count toward approximately 800 million by FY26, Coty expects to execute a 27 million share buyback in Q3 via its first equity swap and a 23 million buyback in FY25 via its second equity swap.

In light of Coty’s strong free cash flow trajectory in first half FY24, its successful Paris dual listing, and given misalignment on final deal terms, Coty and its counterparties have decided to end the partial sale of its Wella stake. Coty remains fully on track to reach its targeted leverage of ~3x exiting CY23 driven by its strong free cash flow trajectory and its successful Paris dual listing, as well as leverage of ~2.5x exiting CY24 and ~2x exiting CY25, as it continues to target the full divestiture of its Wella stake by end of CY25.

Financial Results*

Refer to “Non-GAAP Financial Measures” for discussion of the non-GAAP financial measures used in this release; reconciliations from reported to adjusted results can be found at the end of this release.

Revenues:
•1Q24 net revenues of $1,641.4 million increased 18% as reported and LFL. This was driven by a 22% LFL increase in Prestige and a 10% LFL increase in Consumer Beauty.

Gross Margin:
•1Q24 reported gross margin of 63.5% decreased 40 basis points from the same period in the prior year, while adjusted gross margin of 63.5% decreased by 60 basis points from 64.1% in 1Q23. The decline in gross margin was driven by COGS inflation of approximately 2% of revenues, a normalization of fragrance gift sets as a percentage of the mix, and increased excess & obsolescence tied to the inventory build-up in the Prestige business to support strong service levels. These impacts were partially offset by targeted pricing, positive mix management and supply chain productivity.

Operating Income and EBITDA:
•1Q24 reported operating income of $197.5 million increased by 15% from the prior year, driven by higher gross profit.
•1Q24 adjusted operating income of $302.2 million rose 21% from $249.6 million in the prior year, driven by higher gross profit. The adjusted EBITDA of $360.3 million grew 17% from $307.9 million in the prior year, due to higher sales and gross profit, partially offset by higher A&CP.
•For 1Q24, the adjusted operating margin was 18.4% reflecting 40 basis points of margin expansion, fueled by fixed cost operating leverage, while adjusted EBITDA margin of 22.0% decreased 20 basis points.

Net Income:
•1Q24 reported net loss of $1.7 million decreased from net income of $125.3 million in the prior year, due to a higher benefit in the prior year from a change in Wella's fair value.
•The 1Q24 adjusted net income of $74.1 million decreased from $92.7 million in the prior year, as the increase in adjusted operating income was more than offset by a $58 million negative impact from the mark-to-market on the equity swap, reflecting a lower Coty share price at the end of Q1 as compared to the beginning of the quarter, as well as a $24 million discrete one-time non-cash tax impact from a change in the Swiss statutory rate.

Earnings Per Share (EPS) - diluted:
•1Q24 reported earnings per share of $0.00 decreased from a reported earnings per share of $0.15 in the prior year, while the 1Q24 adjusted EPS of $0.09 decreased from an adjusted EPS of $0.11 in the prior year.
•The decline was primarily due to the one-time non-cash discrete tax impact of $0.03 and a higher negative impact from the equity swap mark-to-market of $0.06, compared with a $0.04 negative impact from the mark-to-market on the equity swap in the prior year.

Operating Cash Flow:
•1Q24 cash from operations totaling $186.2 million increased from $163.2 million during the same period in the prior year.
•1Q24 free cash flow of $124.0 million increased by $35.8 million from free cash flow of $88.2 million in the prior year, driven by the $23.0 million increase in operating cash flow and a $12.8 million decrease in capex.

Financial Net Debt:
•Financial Net Debt of $3,932.1 million on September 30, 2023, decreased from $4,034.7 million on June 30, 2023, driven by solid free cash flow generation.

First Quarter Business Review by Segment*
Prestige
In 1Q24, Prestige net revenues of $1,064.7 million or 65% of Coty sales, increased by 23% on a reported basis and 22% on a LFL basis, supported by strong momentum in prestige beauty demand, which led to double-digit percentage growth in all regions, and outperformance in Americas, APAC and Travel Retail.
During Q1, the Prestige fragrance category continued to see robust growth across North America and Europe, with nearly all major markets generating double-digit percentage growth, led by the U.S., Canada, Germany and Spain. Coty's Prestige fragrance revenue grew approximately 25% LFL in Q1, maintaining momentum driven by strong beauty demand, ongoing premiumization and fueled by existing icons and new launches. Global Travel Retail trends were very robust across all regions with growth of over 20% LFL in Q1, propelled by the continued recovery of international travel and Coty's expansion in the travel retail channel. In addition, Coty's service levels exceeded expectations in the quarter, supported by successful dual sourcing and build up of component inventory. At the same time, Coty's recent launch of the Burberry Goddess fragrance is setting new market records and overall Burberry fragrance revenues have nearly doubled year on year. Additionally, Coty's other recent innovations including Gucci Flora Gorgeous Magnolia, Gorgeous Jasmine and Gorgeous Gardenia, Burberry Hero and Her, Boss Bottled Elixir and Chloe Atelier des Fleurs continued to deliver very strong performances in the quarter. While Coty's Prestige makeup business was constrained by the gradual recovery in China, the Company's Burberry makeup line delivered strong double-digit percentage growth LFL. Finally, Coty's leading Prestige skincare brands, philosophy and Lancaster, grew double-digit percentage growth LFL in Q1, building momentum since relaunching in spring 2023.
The Prestige segment generated reported operating income of $221.6 million, compared to $170.3 million in the prior year. 1Q24 adjusted operating income was $260.3 million, up from $207.3 million in the prior year. Adjusted EBITDA rose to $287.6 million from $234.9 million in the prior year, with a margin of 27.0%.

Consumer Beauty
In 1Q24, Consumer Beauty net revenues of $576.7 million, or 35% of Coty sales, increased by 10% as reported and LFL, led by growth in color cosmetics, mass fragrance and mass skin & bodycare. Most regions generated strong LFL growth in the quarter, including North America, Europe, Brazil and Latin America.
During the quarter, revenues grew in the mid-single-digit to high-double-digits percentage LFL across cosmetics, mass fragrances and mass skin & bodycare. Coty saw momentum in Q1 in many of its brands, with solid LFL revenue growth in CoverGirl, Rimmel, Sally Hansen, Monange, Risque, Beckham, and Nautica. The Consumer Beauty business saw particular momentum in e-commerce, with over 25% sales growth LFL, delivering share gains in the channel.

The Consumer Beauty business reported operating income of $32.0 million in 1Q24, which was stable compared with the prior year. 1Q24 adjusted operating income of $41.9 million decreased slightly from an adjusted operating income of $42.3 million in the prior year. During the quarter, adjusted EBITDA was relatively flat at $72.7 million, with a margin of 12.6%.

First Quarter Fiscal 2024 Business Review by Region*
Americas
•In 1Q24, Americas net revenues of $708.0 million, or 43% of Coty sales, increased 17% as reported and LFL. This was driven by strong double-digit percentage growth in both Prestige and Consumer Beauty. The regional performance was supported by double-digit percentage growth in nearly all markets, with particularly strong momentum in the U.S., Canada, Latin America and regional Travel Retail.
EMEA
•In 1Q24, EMEA net revenues of $732.2 million, or 45% of Coty sales, increased 20% as reported and 18% LFL. The performance was driven by strong double-digit percentage growth LFL in Prestige and high-single-digit percentage growth LFL in Consumer Beauty. In Prestige, nearly all markets in the region delivered double-digit percentage growth supported by continued strong fragrance demand for existing Coty icons and recent innovations. In Consumer Beauty, most markets delivered strong revenue growth.
Asia Pacific
•In 1Q24, Asia Pacific net revenues of $201.2 million, or 12% of Coty sales, increased 16% as reported and 19% LFL. Prestige delivered solid growth in nearly all markets and performance was supported by double-digit percentage growth in South East Asia, Hong Kong, Taiwan and regional Travel Retail. In Consumer Beauty, Japan, Australia and New Zealand grew in the double-digits percentage. In China, Coty's Prestige revenues grew, with Coty's sell-out in mainland China growing double digits and in Hainan more than doubling YoY, in both cases well ahead of the market, while Coty Consumer Beauty sales were lower due to elevated inventory.

Noteworthy Company Developments

Other noteworthy company developments include:

•On August 18, 2023, Coty announced that it had renewed its long-term license agreement with adidas. The partnership has been focused on the intersection of personal care, wellness, sports and sports lifestyle, with pioneering research and innovation into areas such as the impact of fragrance on sports performance.
•On August 21, 2023, Coty announced that it had expanded and extended its long-term license agreement with Marc Jacobs. As long-standing partners in the fragrance category, Coty and Marc Jacobs added Beauty to the license agreement. Coty’s license with Marc Jacobs now extends for over 15 years.
•On September 12, 2023, Coty announced pricing of €500 million aggregate principal amount of 5.75% Senior Secured Notes due 2028.
•On September 28, 2023, Coty announced the pricing of its global offering of 33 million shares of outstanding Class A common stock, at a price of $10.80 or €10.28. Coty also announced the admission to listing and trading of its Class A Common Stock on the professional segment of Euronext Paris. Coty intends to minimize the dilution to less than 1% exiting FY24 by executing the first phase of its equity swap for 27 million shares by the end of Q3.

Conference Call
Coty Inc. will issue pre-recorded remarks at approximately 4:30 PM (ET) / 10:30 PM (CET) on November 7, 2023 and will hold a live question and answer session on November 8, 2023 beginning at 7:30 AM (ET) / 1:30 PM (CET). The pre-recorded remarks and live question and answer session will be available at http://investors.coty.com. The dial-in number for the live question and answer session is 800-343-5172 in the U.S. or 203-518-9765 internationally (conference passcode number: COTY1Q24).

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com

Media
Antonia Werther, +31 621 394495
antonia_werther@cotyinc.com

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 125 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet.
Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock and expectations for stick repurchases), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s ongoing transformation agenda (including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, continued process improvements and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the wind down of the Company’s operations in Russia (including timing and expected impact), the expected impact of geopolitical risks including the ongoing war in Ukraine and/or the armed conflict in the Middle East on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of the war in Ukraine and/or armed conflict in the Middle East) and expectations regarding future service levels and inventory levels, the impact of the dual-listing of the Company's Class A common stock on Euronext Paris, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•the Company’s ability to successfully implement its multi-year transformation agenda and compete effectively in the beauty industry, achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement its strategic priorities (including stabilizing its consumer beauty brands through leading innovation and improved execution, accelerating its prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing its e-commerce and direct-to-consumer capabilities, and expanding its presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in the Company's skincare and prestige cosmetics portfolio, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investments;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's transformation agenda, its global business strategies, the integration and management of the strategic partnerships with Kylie Jenner and Kim Kardashian, and future strategic initiatives, and, in particular, the Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;
•future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes (including its ability to expand its digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy and any change in our stock repurchase plans;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, the Company's relationships with Kylie Jenner and Kim Kardashian, the Company's ability to protect trademarks and brand names, litigation or investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC ("King Kylie") and/or KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company’s dependence on certain licenses (especially in the fragrance category) and the Company’s ability to renew expiring licenses on favorable terms or at all;
•the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in the Company's skincare and prestige cosmetics portfolio;
•changes in the demand for the Company’s products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars and other hostiles and armed conflicts, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, armed conflict in the Middle East, elections in Brazil, the current U.S. administration and future elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations including in connection with the war in Ukraine and armed conflict in the Middle East and any escalation or expansion thereof, regulatory uncertainty impacting the wind-down of our business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;
•currency exchange rate volatility and currency devaluation and/or inflation;
•our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to the Company's joint ventures or strategic partnerships;
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;
•disruptions in the availability and distribution of raw materials and components needed to manufacture the Company's products, and the Company's ability to effectively manage its production and inventory levels in response to supply challenges;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), impact of global supply chain challenges, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•the Company's ability to adapt its business to address climate change concerns, including through the implementation of new or unproven technologies or processes, and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on its costs, business operations and strategy;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working practices, and the Company’s ability or the ability of any of the third-party service providers the Company uses to support its business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Company's transformation agenda and continued process improvements on the Company’s relationships with key customers and suppliers and certain material contracts;

•the Company’s relationship with JAB Beauty B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliate KKR Bidco is an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.
Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues, EBITDA, and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Adjusted operating income/Adjusted EBITDA from Coty Inc excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, stock-based compensation, and asset impairment charges and other adjustments as described below. For adjusted EBITDA, in addition to the preceding, we exclude the adjusted depreciation as defined below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense and deemed preferred stock dividends, as described below, and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company has excluded acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.
•Restructuring and other business realignment costs: The Company has excluded the costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company's ability to utilize existing assets and estimate their long-term value. Furthermore, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of operating performance.
•Asset impairment charges: The Company has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. Although we exclude amortization of intangible assets from our non-GAAP expenses, our management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Gain on sale and early license termination: We have excluded the impact of gain on sale and early license termination as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale and early license termination.
•Costs related to market exit: We have excluded the impact of direct incremental costs related to our decision to wind down our business operations in Russia. We believe that these direct and incremental costs are inconsistent and infrequent in nature. Consequently, our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Gains on sale of real estate: The Company has excluded the impact of Gains on sale of real estate as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of the sale. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Stock-based compensation: Although stock-based compensation is a key incentive offered to our employees, we have excluded the effect of these expenses from the calculation of adjusted operating income and adjusted EBITDA. This is due to their primarily non-cash nature; in addition, the amount and timing of these expenses may be highly variable and unpredictable, which may negatively affect comparability between periods.
•Depreciation and Adjusted depreciation: Our adjusted operating income excludes the impact of accelerated depreciation for certain restructuring projects that affect the expected useful lives of Property, Plant and Equipment, as such charges vary significantly based on the size and timing of the programs. Further, we have excluded adjusted depreciation, which represents depreciation expense net of accelerated depreciation charges, from our adjusted EBITDA. Our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Other (income) expense: We have excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs. Further, we have excluded the change in fair value of the investment in Wella, as well as expenses related to potential or actual sales transactions reducing equity investments, as our management believes these unrealized (gains) and losses do not reflect our underlying ongoing business, and the adjustment of such impact helps investors and others compare and analyze performance from period to period. We have excluded the gain on the exchange of Series B Preferred Stock. Such transactions do not reflect our operating results and we have excluded the impact as our management believes that the adjustment of these items supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant noncontrolling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred. Additionally, adjustments are made for the tax impact of any intra-entity transfer of assets and liabilities.
•Deemed Preferred Stock Dividends: The Company has excluded preferred stock deemed dividends related to the First Exchange and the Second Exchange from our calculation of adjusted net income attributable to Coty Inc. These deemed dividends are non-monetary in nature, the transactions were entered into to simplify our capital structure and do not reflect our underlying ongoing business. Management believes that this adjustment helps investors and others compare and analyze our performance from period to period.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), immediate liquidity, Financial Net Debt and Economic Net Debt. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities less capital expenditures; adjusted EBITDA is defined as adjusted operating income, excluding adjusted depreciation and non-cash stock-based compensation. Net debt or Financial Net Debt (which the Company referred to as "net debt" in prior reporting periods) is defined as total debt less cash and cash equivalents, and Economic Net Debt is defined as total debt less cash and cash equivalents less the value of the

Wella Stake. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for Financial Net Debt and Economic Net Debt, see the tables entitled “Reconciliation of Total Debt to Financial Net Debt and Economic Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RESULTS AT A GLANCE

	Three Months Ended September 30, 2023
(in millions, except per share data)		Change YoY
COTY, INC.		Reported Basis	(LFL)
Net revenues	$1,641.4	18%	18%
Operating income - reported	197.5	15%
Operating income - adjusted*	302.2	21%
EBITDA - adjusted	360.3	17%
Net income attributable to common shareholders - reported **	(1.7)	<(100%)
Net income attributable to common shareholders - adjusted* **	74.1	(20%)
EPS attributable to common shareholders (diluted) - reported	$0.00	(100%)
EPS attributable to common shareholders (diluted) - adjusted*	$0.09	(18%)

*    These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA),” “financial net debt,” and "economic net debt" are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Reconciliations from reported to adjusted results can be found at the end of this release.
**    Net income for Coty Inc. is net of the Convertible Series B Preferred Stock dividends.

FIRST QUARTER BY SEGMENT (COTY INC)

	Three Months Ended September 30,
	Net Revenues		Change		Reported Operating Income (Loss)			Adjusted Operating Income (Loss)
(in millions)	2023	2022	Reported Basis	LFL	2023	Change	Margin	2023	Change	Margin
Prestige	$1,064.7	$863.4	23%	22%	$221.6	30%	21%	$260.3	26%	24%
Consumer Beauty	576.7	526.6	10%	10%	32.0	0%	6%	41.9	(1%)	7%
Corporate	—	—	N/A	N/A	(56.1)	(85%)	N/A	—	N/A	N/A
Total	$1,641.4	$1,390.0	18%	18%	$197.5	15%	12%	$302.2	21%	18%

	Adjusted EBITDA
	Three Months Ended September 30,
(in millions)	2023	2022
Prestige	$287.6	$234.9
Consumer Beauty	72.7	73.0
Corporate	—	—
Total	$360.3	$307.9

FIRST QUARTER FISCAL 2024 BY REGION

Coty, Inc.

	Three Months Ended September 30,
	Net Revenues		Change
(in millions)	2023	2022	Reported Basis	LFL
Americas	$708.0	$607.6	17%	17%
EMEA	732.2	609.3	20%	18%
Asia Pacific	201.2	173.1	16%	19%
Total	$1,641.4	$1,390.0	18%	18%

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
(in millions, except per share data)	2023	2022
Net revenues	$1,641.4	$1,390.0
Cost of sales	599.5	501.3
as % of Net revenues	36.5%	36.1%
Gross profit	1,041.9	888.7
Gross margin	63.5%	63.9%

Selling, general and administrative expenses	767.4	670.7
as % of Net revenues	46.8%	48.3%
Amortization expense	48.6	47.3
Restructuring costs	28.4	(1.2)
Operating income	197.5	171.9
as % of Net revenues	12.0%	12.4%
Interest expense, net	69.8	65.9
Other expense (income), net	76.6	(98.2)
Income before income taxes	51.1	204.2
as % of Net revenues	3.1%	14.7%
Provision for income taxes	40.9	69.7
Net income	10.2	134.5
as % of Net revenues	0.6%	9.7%
Net income (loss) attributable to noncontrolling interests	1.1	—
Net income attributable to redeemable noncontrolling interests	7.5	5.9
Net income attributable to Coty Inc.	$1.6	$128.6
Amounts attributable to Coty Inc.
Net income	$1.6	$128.6
Convertible Series B Preferred Stock dividends	(3.3)	(3.3)
Net (loss) income attributable to common stockholders	$(1.7)	$125.3

Earnings per common share:
Basic for Coty Inc.	$—	$0.15
Diluted for Coty Inc.(a)	$—	$0.15
Weighted-average common shares outstanding:
Basic	854.3	842.0
Diluted(a)(b)	854.3	882.2

Depreciation - Coty Inc.	$58.1	$59.2
(a)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended September 30, 2023, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. For the three months ended September 30, 2022, the Forward Repurchase Contracts (3.1 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the fair market value loss of $27.7. For the three months ended September 30, 2023 and 2022, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended September 30, 2023
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,641.4	$—	$1,641.4
Gross profit	1,041.9	—	1,041.9
Gross margin	63.5%		63.5%
Operating income	197.5	104.7	302.2
as % of Net revenues	12.0%		18.4%
Net (loss) income	(1.7)	75.8	74.1
as % of Net revenues	(0.1%)		4.5%
Adjusted EBITDA			360.3
as % of Net revenues			22.0%

EPS (diluted)	$—		$0.09

Adjusted diluted EPS includes ($0.06) related to the net impact of the Total Return Swaps in the three months ended September 31, 2023.

	Three Months Ended September 30, 2022
	COTY INC.
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,390.0	$—	$1,390.0
Gross profit	888.7	2.7	891.4
Gross margin	63.9%		64.1%
Operating income	171.9	77.7	249.6
as % of Net revenues	12.4%		18.0%
Net income	125.3	(32.6)	92.7
as % of Net revenues	9.0%		6.7%
Adjusted EBITDA			307.9
as % of Net revenues			22.2%

EPS (diluted)	$0.15		$0.11

(a) See “Reconciliation of Reported Operating Income (Loss) to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME AND ADJUSTED EBITDA

COTY INC.	Three Months Ended September 30,
(in millions)	2023	2022	Change
Reported Operating income	$197.5	$171.9	15%
% of Net revenues	12.0%	12.4%
Amortization expense (a)	48.6	47.3	3%
Restructuring and other business realignment costs (b)	27.3	(0.8)	>100%
Stock-based compensation	29.7	31.1	(5%)
(Gain) on sale of real estate	(1.7)	(1.0)	(70%)
Early license termination and market exit costs	0.8	1.1	(27%)
Total adjustments to reported operating income	104.7	77.7	35%
Adjusted Operating income	$302.2	$249.6	21%
% of Net revenues	18.4%	18.0%
Adjusted depreciation (c)	58.1	58.3	0%
Adjusted EBITDA	$360.3	$307.9	17%
% of Revenues	22.0%	22.2%

(a)In the three months ended September 30, 2023, amortization expense of $38.7 and $9.9 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended September 30, 2022, amortization expense of $37.0 and $10.3 was reported in the Prestige and Consumer Beauty segments, respectively.
(b)In the three months ended September 30, 2023, we incurred restructuring and other business structure realignment costs of $27.3. We incurred restructuring costs of $28.4 primarily related to the 2024 Restructuring Action, included in the Condensed Consolidated Statements of Operations; and a credit in business structure realignment costs of (1.1). In the three months ended September 30, 2022, we incurred a credit in restructuring and other business structure realignment costs of $(0.8). We incurred a credit in restructuring costs of $(1.2) primarily related to the Transformation Plan, included in the Condensed Consolidated Statements of Operations; and incurred business structure realignment costs of $0.4 primarily related to the Transformation Plan and certain other programs which was reported in Cost of sales in the Condensed Consolidated Statement of Operations.
(c)In the three months ended September 30, 2023, adjusted depreciation expense of $27.3 and $30.8 was reported in the Prestige and Consumer Beauty segments, respectively. In the three months ended September 30, 2022, adjusted depreciation expense of $27.6 and $30.7 was reported in the Prestige and Consumer Beauty segments, respectively.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
(in millions)	Income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	Income before income taxes	Provision for income taxes	Effective tax rate
Reported Income before income taxes	$51.1	$40.9	80.0%	$204.2	$69.7	34.1%
Adjustments to Reported Operating Income (a)	104.7			77.7
Change in fair value of investment in Wella Business (c)	(4.0)			(135.0)
Other adjustments (d)	3.9			0.2
Total Adjustments (b)	104.6	27.1		(57.1)	(26.2)
Adjusted Income before income taxes	$155.7	$68.0	43.7%	$147.1	$43.5	29.6%

The adjusted effective tax rate was 43.7% for the three months ended September 30, 2023 compared to 29.6% for the three months ended September 30, 2022. The differences were primarily due to an expense of $24.3 in the current period recognized on the revaluation of the Company's deferred tax liabilities due to a tax rate increase enacted in Switzerland.

(a) See a description of adjustments under “Adjusted Operating Income for Coty Inc.
(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) The amount represents the realized and unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(d) For the three months ended September 30, 2023, this primarily represents adjustments for divestiture-related costs related to our equity investments and equity loss from KKW. For the three months ended September 30, 2022, this primarily represents adjustments for equity loss from KKW.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME FOR COTY INC.

	Three Months Ended September 30,
(in millions)	2023	2022	Change
Net income from Coty Inc., net of noncontrolling interests	$1.6	$128.6	(99%)
Convertible Series B Preferred Stock dividends (c)	(3.3)	(3.3)	0%
Reported Net (loss) income attributable to Coty Inc.	$(1.7)	$125.3	<(100%)
% of Net revenues	(0.1%)	9.0%
Adjustments to Reported Operating income (a)	104.7	77.7	35%
Change in fair value of investment in Wella Business (d)	(4.0)	(135.0)	97%
Adjustments to other expense (e)	3.9	0.2	>100%
Adjustments to noncontrolling interests (b)	(1.7)	(1.7)	0%
Change in tax provision due to adjustments to Reported Net income attributable to Coty Inc.	(27.1)	26.2	<(100%)
Adjusted Net income attributable to Coty Inc.	$74.1	$92.7	(20%)
% of Net revenues	4.5%	6.7%

Per Share Data
Adjusted weighted-average common shares
Basic	854.3	842.0
Diluted (c)	867.3	858.5
Adjusted Net income attributable to Coty Inc. per Common Share
Basic	$0.09	$0.11
Diluted (c)	$0.09	$0.11

Adjusted diluted EPS includes ($0.06) related to the net impact of the Total Return Swaps in the three months ended September 31, 2023.

(a)See a description of adjustments under “Adjusted Operating Income for Coty Inc.”
(b)The amounts represent the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Condensed Consolidated Statements of Operations.
(c)Adjusted Diluted EPS is adjusted by the effect of dilutive securities. For the three months ended September 30, 2023, shares for the Forward Repurchase Contracts were excluded from the computation of adjusted diluted EPS as Coty is in the position to receive shares from the counterparties and as such their inclusion would be anti-dilutive. For the three months ended September 30, 2022, the Forward Repurchase Contracts (3.1 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the fair market value loss of $27.7. For the three months ended September 30, 2023 and 2022, convertible Series B Preferred Stock (23.7 million weighted average dilutive shares) were anti-dilutive. Accordingly, we excluded these shares from the diluted shares and did not adjust the earnings for the related dividend of $3.3.
(d)The amount represents the realized and unrealized (gain) loss recognized for the change in the fair value of the investment in Wella.
(e)For the three months ended September 30, 2023, this primarily represents divestiture-related costs related to our equity investments and loss from equity investment in KKW. For the three months ended September 30, 2022, this primarily represents adjustments for equity loss from KKW.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Three Months Ended September 30,
(in millions)	2023	2022
Net cash provided by operating activities	$186.2	$163.2
Capital expenditures	(62.2)	(75.0)
Free cash flow	$124.0	$88.2
RECONCILIATION OF TOTAL DEBT TO ECONOMIC NET DEBT

COTY INC.	As of
(in millions)	September 30, 2023
Total debt	$4,212.1
Less: Cash and cash equivalents	280.0
Financial Net debt	$3,932.1
Less: Value of Wella stake	1,064.0
Economic Net debt	$2,868.1
RECONCILIATION OF ADJUSTED OPERATING INCOME TO ADJUSTED EBITDA

Twelve months ended
September 30, 2023
(in millions)	COTY INC.
Adjusted operating income (a)	$791.4
Add: Adjusted depreciation(b)	233.8
Adjusted EBITDA	$1,025.2

(a)Adjusted operating income for the twelve months ended September 30, 2023 represents the summation of the adjusted operating income for Coty Inc for each of the quarters ended September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022. For a reconciliation of adjusted operating income to operating income for Coty Inc for each of those periods, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income for Coty Inc” for each of those periods.
(b)Adjusted depreciation for the twelve months ended September 30, 2023 represents depreciation expense for Coty Inc for the period, excluding accelerated depreciation.
FINANCIAL NET DEBT/ADJUSTED EBITDA

September 30, 2023
Financial Net Debt - Coty Inc.	$3,932.1
Adjusted EBITDA	1,025.2
Financial Net Debt/Adjusted EBITDA	3.84

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended September 30, 2023 vs. Three Months Ended September 30, 2022 Net Revenue Change
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures and Market Exit from Russia (a)	LFL and Core Business Excluding Russia
Prestige	23%	20%	(2)%	22%
Consumer Beauty	10%	7%	(3)%	10%
Total Coty Inc.	18%	15%	(3)%	18%

(a)The Company ceased commercial activities in Russia at the end of the second quarter of fiscal 2023. As a result, there are no revenues from Russia after the end of the second quarter of fiscal 2023. To maintain comparability, we have excluded the first quarter fiscal 2023 financial contribution of the Russian subsidiary, in calculating the LFL revenue change.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2023	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$280.0	$246.9
Restricted cash	37.7	36.9
Trade receivables, net	534.9	360.9
Inventories	845.4	853.4
Prepaid expenses and other current assets	545.5	553.6
Total current assets	2,243.5	2,051.7
Property and equipment, net	689.5	712.9
Goodwill	3,927.5	3,987.9
Other intangible assets, net	3,688.4	3,798.0
Equity investments	1,072.1	1,068.9
Operating lease right-of-use assets	281.1	286.7
Other noncurrent assets	714.8	755.5
TOTAL ASSETS	$12,616.9	$12,661.6

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,375.4	$1,444.7
Short-term debt and current portion of long-term debt	40.8	57.9
Other current liabilities	1,411.9	1,234.2
Total current liabilities	2,828.1	2,736.8
Long-term debt, net	4,095.4	4,178.2
Long-term operating lease liabilities	244.3	247.5
Other noncurrent liabilities	1,299.4	1,265.8
TOTAL LIABILITIES	8,467.2	8,428.3

CONVERTIBLE SERIES B PREFERRED STOCK	142.4	142.4
REDEEMABLE NONCONTROLLING INTERESTS	98.6	93.5
Total Coty Inc. stockholders’ equity	3,721.3	3,811.1
Noncontrolling interests	187.4	186.3
Total equity	3,908.7	3,997.4
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$12,616.9	$12,661.6

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10.2	134.5

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	106.8	106.6
Non-cash lease expense	15.8	16.0
Deferred income taxes	22.8	59.5
Provision (releases) for bad debts	1.0	(3.3)
Provision for pension and other post-employment benefits	2.5	2.3
Share-based compensation	29.7	31.1
(Gains) losses on disposals of long-term assets, net	(1.0)	2.4
Realized and unrealized gains from equity investments, net	(3.2)	(134.1)
Other	85.1	59.5
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(190.8)	(133.8)
Inventories	(9.9)	(42.1)
Prepaid expenses and other current assets	(47.4)	(58.4)
Accounts payable	(22.4)	50.6
Accrued expenses and other current liabilities	183.8	119.1
Operating lease liabilities	(16.0)	(18.0)
Other assets and liabilities, net	19.2	(28.7)
Net cash provided by operating activities	186.2	163.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(62.2)	(75.0)
Net cash used in investing activities	(62.2)	(75.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving loan facilities	834.0	220.7
Repayments of revolving loan facilities	(962.0)	(208.9)
Proceeds from issuance of other long-term debt	1,284.3	—
Repayments of term loans and other long term debt	(1,186.6)	(5.6)
Dividend payment on Class A Common Stock and Class B Preferred Stock	(3.3)	(3.6)
Net (repayments for) proceeds from foreign currency contracts	(4.0)	(89.5)
Payment related to forward repurchase contracts	(3.9)	—
Payment of deferred financing fees	(36.0)	—
All other	(1.1)	(0.9)
Net cash provided by financing activities	(78.6)	(87.8)
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(11.5)	(13.1)
NET (DECREASE)/INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	33.9	(12.7)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	283.8	263.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$317.7	$251.1